Exhibit 23.1

ACCOUNTANT'S CONSENT
CONSENT OF KPMG LLP

The Board of Directors
Vail Banks, Inc.

       We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2000, relating to the consolidated balance sheets of Vail Banks, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of Vail Banks, Inc., and to the reference to our firm under the heading  "Experts " in the prospectus.

/s/ KPMG LLP

Denver, Colorado

July 31, 2000